Exhibit 10.49
SEVENTH AMENDMENT TO CREDIT AGREEMENT
     THIS AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is entered into as of March 24, 2009, by and between HEALTH FITNESS CORPORATION, a Minnesota corporation (“Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”).
RECITALS
     WHEREAS, Borrower is currently indebted to Bank pursuant to the terms and conditions of that certain Credit Agreement between Borrower and Bank dated as of August 22, 2003, as amended from time to time (“Credit Agreement”).
     WHEREAS, Bank and Borrower have agreed to certain changes in the terms and conditions set forth in the Credit Agreement and have agreed to amend the Credit Agreement to reflect said changes.
     NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Credit Agreement shall be amended as follows:
     1. Section 1.1 is hereby amended to delete the defined terms “Base LIBO Rate”, “Base Rate”, “Business Day”, “Floating Rate”, “Floating Rate Advance”, “LIBO Rate”, “LIBO Rate Advance”, LIBOR Reserve Percentage”, and “Margin”, which shall be deleted in their entirety and not replaced, and the definitions of “Eligible Accounts” and “Maturity Date” shall be deleted in their entirety and the following substituted therefor:
     ““Eligible Accounts” means trade accounts created in the ordinary course of Borrower’s business, upon which Borrower’s right to receive payment is absolute and not contingent upon the fulfillment of any condition whatsoever, and in which Bank has a perfected security interest of first priority, and shall not include:
     (i) any account which is more than sixty (60) days past the date of the invoice, or thirty (30) days from the due date, not to exceed ninety (90) days from the invoice date;
     (ii) that portion of any account for which there exists any right of setoff, defense or discount (except regular discounts allowed in the ordinary course of business to promote prompt payment) or for which any defense or counterclaim has been asserted;
     (iii) any account which represents an obligation of any state or municipal government or of the United States government or any political subdivision thereof (except accounts which represent obligations of the United States government and for which the assignment provisions of the Federal Assignment of Claims Act, as amended or recodified from time to time, have been complied with to Bank’s satisfaction);
     (iv) any account which represents an obligation of an account debtor located in a foreign country other than an account debtor located in a Canadian province or territory, so long as, in Bank’s determination, such Canadian jurisdiction recognizes Bank’s first priority security interest in and right to collect such account as a consequence of any security agreements and UCC filings in favor of Bank;

     (v) any account which arises from the sale or lease to or performance of services for, or represents an obligation of, an employee, affiliate, partner, member, parent or subsidiary of Borrower;
     (vi) that portion of any account, which represents either prebillings or interim or progress billings or retention rights on the part of the account debtor;
     (vii) any account which represents an obligation of any account debtor when twenty percent (20%) or more of Borrower’s accounts from such account debtor are not eligible pursuant to (i) above;
     (viii) that portion of any account from an account debtor which represents the amount by which Borrower’s total accounts from said account debtor exceeds twenty-five percent (25%) of Borrower’s total accounts;
     (ix) any account deemed ineligible by Bank when Bank, in its sole discretion, deems the creditworthiness or financial condition of the account debtor, or the industry in which the account debtor is engaged, to be unsatisfactory.”
     “Maturity Date” means June 30, 2011.”
     2. Section 2.7 (b) is hereby deleted in its entirety, and the following substituted therefor:
     “(b) Non -Usage Fees. The Borrower shall pay the Bank a non-usage fee at the rate of 0.375% per annum on the average daily unused amount of the Facility Amount from the Closing Date to and including the Maturity Date, payable quarterly on the last day of each calendar quarter, commencing on June 30, 2009. Any non-usage fee remaining unpaid on the Maturity Date shall be due and payable on that date.”
     3. Sections 2.4, 2.8, 2.11, 2.12, 2.13, and 2.15 shall be deleted in their entirety without replacement and without the renumbering of the surviving sections of Article II of the Agreement.
     4. Section 2.16 is hereby modified to provide that the maximum aggregate amount of all undrawn and outstanding Letters of Credit issued under the Revolving Facility shall not exceed Four Hundred Fifty Thousand Dollars ($450,000.00) at any time.
     5. All pricing with respect to the Revolving Facility will be set forth in the new Note, which shall be executed by Borrower and given as a replacement for, and not in satisfaction of, the original $7,500,000.00 Note dated August 22, 2003, which Note shall be delivered by Borrower to Bank as a condition precedent to the obligations of the Bank hereunder. Exhibit A to the Agreement shall be deleted in its entirety and shall not be replaced, and the defined term “Note” shall be deleted in its entirety and restated as follows:
     “Note” means the Borrower’s promissory note dated the same date as the Seventh Amendment to the Agreement, and all modifications, amendments, renewals and replacements thereto.”
     Each reference in the Agreement to the “Note” shall mean the Note as defined in this Amendment.

     6. Sections 5.10 and 5.11 are hereby deleted in its entirety, and Section 5.10 shall not be replaced or renumbered, and Section 5.11 shall be replaced as follows:
     “Section 5.11 Quick Ratio. The Borrower will maintain at all times a minimum Quick Ratio of not less than 1.5 to 1.0 at each fiscal quarter end, with “Quick Ratio” defined as the aggregate of unrestricted cash, unrestricted marketable securities, and Accounts (less an allowance for Accounts deemed doubtful by Bank in its sole discretion) as of each quarter end, divided by total current liabilities (including then outstanding borrowings under the Revolving Facility) as of that quarter end.”
     7. Section 5.12 shall be deleted in its entirety and restated as follows:
     “Section 5.12 EBITDA not less than $4,500,000.00 as of March 31, 2009 and as of each fiscal quarter end thereafter, determined on a trailing twelve month basis, with “EBITDA” defined as net profit before tax plus interest expense (net of capitalized interest expense), depreciation expense, amortization expense, and non-cash stock based compensation.”
     8. Except as specifically provided herein, all terms and conditions of the Credit Agreement remain in full force and effect, without waiver or modification. All terms defined in the Credit Agreement shall have the same meaning when used in this Amendment. This Amendment and the Credit Agreement shall be read together, as one document.
     9. Borrower hereby remakes all representations and warranties contained in the Credit Agreement and reaffirms all covenants set forth therein. Borrower further certifies that as of the date of this Amendment there exists no Event of Default as defined in the Credit Agreement, nor any condition, act or event which with the giving of notice or the passage of time or both would constitute any such Event of Default.
     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first written above.

HEALTH FITNESS CORPORATION		WELLS FARGO BANK, NATIONAL ASSOCIATION

By:		By:

	Wesley Winnekins, Chief Financial Officer		Cynthia Goplen, Vice President